AMENDED AND RESTATED
                   DISTRIBUTION RIGHTS BILL OF SALE AGREEMENT

         THIS DISTRIBUTION RIGHTS BILL OF SALE AGREEMENT made this 30th day of November, 1996, between:

                        U.S. ENVIRONMENTAL, INCORPORATED
                              1700 West Highway 36
                           Saint Paul, Minnesota 55113

a Minnesota corporation ("USE"), and

                          MERCURY WASTE SOLUTIONS, INC.
                             302 N. Riverfront Drive
                                Mankato, MN 56001

a Minnesota corporation ("MWS"):

                  This Agreement amends and restates that certain Distribution Rights Bill of Sale Agreement (the "Original Distribution Rights Agreement") dated January 4, 1996 by and between USE and MWS pursuant to Section 9 of the Original Distribution Rights Agreement.

                  Pursuant to that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated January 4, 1996 by and between USE and MWS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, USE does hereby sell, assign, transfer and convey unto MWS, its successors and assigns, all and singular, the exclusive right to distribute and sell and USE's design rights of (the "Distribution Rights") the Model 2000 lamp processing equipment ("Model 2000") and any and all new types and items of lamp processing or mercury retorting/distilling equipment including modifications to the Model 2000 manufactured by or for USE ("New Equipment"), as such equipment exists now or may be varied or redesigned in the future (collectively, the "Equipment").

         TO HAVE AND TO HOLD all and singular the Distribution Rights unto MWS, its successors and assigns, forever.

                  USE hereby covenants and agrees to and with MWS, its successors and assigns, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, to MWS, its successors and assigns, all such further acts, assignments, transfers, and assurances that may be reasonably requested, conveying, delivering, assuring and confirming, to MWS, its successors or assigns, or for aiding and assisting in collecting or reducing to possession, any or all of the Distribution Rights, including without limitation with respect to any claims regarding the Distribution Rights asserted by Donald Seiler, Michael Seiler (collectively, the "Seilers") and/or Resource Technology, Inc. ("RTI").

         This Bill of Sale shall be binding upon the successors and assigns of USE and shall inure to the benefit of the successors and assigns of MWS.


         1. Sale of Equipment. In addition to, and in connection with the conveyance of the Distribution Rights, USE agrees that USE shall sell to MWS, subject to the terms and conditions of this Agreement, MWS's requirements for Equipment. USE shall sell Equipment to MWS on the terms and conditions set forth in the RTI Agreement (as defined in Section 4 hereof), or any successor agreement. Delivery of the Equipment shall be at the cost of MWS.

         2. Distribution Payments. In consideration for the transfer of the Distribution Rights, MWS agrees to pay USE as follows: (i) for each piece of the Model 2000 Equipment actually sold, the sum of $46,000, and (ii) for each piece of New Equipment actually sold, the sum of $25,000 (each such payment under (i) or (ii) shall be referred to herein as a "Distribution Payment"); provided, however that the aggregate maximum amount of Distribution Payments shall not exceed the sum of $460,000 (the "Total Distribution Payment"). The Distribution Payments shall be earned by USE upon final consummation of a sale of Equipment, and shall be payable to USE pursuant to the terms of a promissory note in the form attached hereto as Exhibit A (the "Distribution Note(s)"). After USE has earned the Total Distribution Payment, USE shall have no further rights with respect to the Equipment or the distribution of the Equipment. The Distribution Note(s) shall bear interest at 10%, with interest accruing thereon payable to USE monthly. The aggregate outstanding principal balance of the Distribution Note(s) shall be due and payable on January 4, 2001. In addition, at such time as the Board of Directors of MWS has determined, in its sole discretion, that the principal balance outstanding on the Revolving Loan (defined below) is at the maximum amount anticipated to be advanced against the Revolving Loan and no further advances against the Revolving Loan are projected (the "Determination"), then MWS may prepay the Distribution Note(s) in whole or in part, without penalty or premium, out of Excess Cash Flow as described below. For purposes of this Agreement, "Excess Cash Flow" shall mean MWS's gross revenue actually received less (i) all operating expenses of MWS excluding depreciation, (ii) reserve for the income taxes of MWS (if MWS becomes a Subchapter C corporation) or of MWS's shareholders with respect to income of the MWS, (as long as MWS is a Subchapter S corporation), (iii) interest and scheduled principal payments on indebtedness of MWS, and lease payments (other than principal owing on the Asset Purchase Loan, as defined below, and the Distribution Note(s)), (iv) interest payable on the Distribution Note(s), (v) the cost of goods sold, (vi) capital expenditures, and (viii) a cash reserve of $100,000. MWS shall distribute to USE thirty-two percent (32%) of such Excess Cash Flow, to be applied by USE to the principal balance outstanding on that certain Promissory Note bearing even date herewith in the principal amount of $448,256.60 made payable by MWS to USE (the "Asset Purchase Loan"), and the aggregate principal balance outstanding on the Distribution Note(s), in USE's discretion. MWS shall distribute sixty-eight percent (68%) of such Excess Cash Flow to reduce the principal balance outstanding on that certain Revolving Credit Promissory Note bearing even date herewith in the principal amount of up to $2,000,000 made payable by MWS to the order of Brad Buscher ("Buscher") or his assigns, as amended from time to time or replaced with other financing from time to time (the "Revolving Loan"). Before the Determination, all Excess Cash Flow shall be applied to the principal balance outstanding on the Revolving Loan.

         The Distribution Note(s) shall be secured by the assets of MWS pursuant to the terms of a certain Security Agreement dated January 4, 1996 by and between MWS and USE, as the same may be amended from time to time (the "Security Agreement").

         3. Reconveyance. MWS shall reconvey to USE the Distribution Rights relating to the Model 2000 Equipment, if: (i) MWS determines in its sole discretion to cease distributing Equipment before USE has earned the Total Distribution Payment, or (ii) during any one year period, beginning on September 12th of each year, beginning with the year following September 12, 1996, before USE has earned the Total Distribution Payment, MWS either fails to purchase a minimum of three (3) Pieces of Model 2000 Equipment for retail sale or MWS fails to issue Distribution Note(s) to USE evidencing Distribution Payments in the aggregate of at least $138,000, (or any combination with this net result). Notwithstanding the foregoing, MWS shall retain all rights with respect to New Equipment and shall retain the rights to any and all new types and items of lamp processing or mercury retorting/distilling equipment including modifications to the Model 2000 manufactured by or for or developed by MWS. Upon reconveyance of the Distribution Rights relating to the Model 2000 Equipment, MWS shall have no further obligation to USE pursuant to this Agreement or otherwise with respect to the Distribution Rights, except for payment in accordance with Section 2 hereof of any Distribution Note(s) outstanding on the date of the reconveyance.

         4. USE's Representations to MWS. USE warrants that USE has good and marketable title to the Distribution Rights pursuant to the terms of a certain Agreement dated as of June 27, 1994 between USE and RTI a copy of which is attached hereto as Exhibit B (the "RTI Agreement"), and that there are no liens or security interests which encumber or affect the Distribution Rights, and that USE will warrant and defend title to the Distribution Rights against all claims and demands whatsoever, including without limitation any claims asserted by RTI or the Seilers, at no cost and expense to MWS. USE further represents and warrants to MWS that it (i) has the exclusive right to sell the Equipment and has the right and authority to grant to MWS the rights granted hereunder, (ii) is contractually free to enter into and perform this Agreement without thereby being in breach or causing a breach of the terms of any other contract, commitment or understanding, and (iii) the Equipment is in good condition and is fit for the purpose for which it is intended, and the Equipment's design and construction complies with all applicable federal and state environmental laws in effect as of the date of this Agreement. If MWS is unable to distribute and sell the Model 2000 Equipment because of a breach of USE's foregoing representations or warranties, MWS may reassign its rights to distribute the Model 2000 Equipment to USE and in such a case USE agrees to retain the services of MWS to market and sell the Model 2000 Equipment, for which services USE shall pay MWS compensation in an amount equal to the gross sales price of each piece of Model 2000 Equipment sold less: (A) the costs of manufacturing plus $46,000, until such time as ten (10) pieces of Model 2000 Equipment have been sold under the terms of this Agreement, whether before or after the reassignment of the Distribution Rights pursuant to this Section 4, or (B) the costs of manufacturing after the sale of 10 pieces of Model 2000 Equipment pursuant to the terms of this Agreement.

         5. Offset. USE acknowledges and agrees that MWS shall have the right to offset against indebtedness of MWS to USE evidenced by Distribution Note(s), any damages or losses incurred by MWS arising out of the breach by USE of any of the terms and conditions of this Agreement, or the Asset Purchase Agreement, including without limitation, a breach of the representations and warranties set forth in Section 4 hereof. In the event of such an offset, the interest on the amount offset against such Distribution Note(s) shall be reimbursed to MWS.

         6. Acceleration of Distribution Note(s). If prior to payment in full of the Total Distribution Payment in accordance with Section 2 hereof and the related Distribution Note(s), any of the following events occurs, then the amounts outstanding on Distribution Note(s) existing on the date of the occurrence may become due and payable in full to USE immediately, upon the written election of USE:

         a. MWS terminates the employment of Mark Edlund ("Edlund") pursuant to
         Section 5.1(a)(i) of that certain Employment Agreement dated as of January 4, 1996 by and between MWS and Edlund, as the same may be amended from time to time (the "Employment Agreement"), or any successor employment agreement; or

         b. At any time after January 1, 1999, Edlund becomes unable to perform under his employment agreement because of disability or incompetency, as defined in Section 5.1(a)(ii) of the Employment Agreement or any successor employment agreement; or

         c. The death of Edlund, as long as MWS has been able to procure an insurance policy on the life of Edlund with MWS as beneficiary, which MWS shall use its reasonable efforts to obtain.

         After the occurrence of any of the above events and an acceleration election by USE, any Distribution Payments earned by USE shall be payable pursuant to the terms of Section 2 hereof and shall not be subject to such acceleration.

         7. Exclusive Trade Areas. MWS acknowledges that prior to the date of this Agreement, in connection with the sale of pieces of Model 2000 Equipment, USE has granted exclusive territory rights and/or rights of first refusal to the parties listed on Schedule I attached hereto pursuant to the terms of Purchase Agreements. MWS agrees to comply with the terms of those Purchase Agreements specifically listed on Schedule I, solely to the extent of any exclusive territories or rights of first refusal granted. In no event, however, shall this be construed as an assumption by MWS of USE's obligations under such Purchase Agreements, including without limitation any representations or warranties provided therein, nor shall MWS be held liable or responsible for any violations by USE of any grants of exclusive territories or rights of first refusal under such Purchase Agreements, and USE agrees to indemnify and hold harmless MWS for any damages incurred by MWS arising out of USE's failure to comply with the terms of such Purchase Agreements.

         8. Miscellaneous Provisions. This Agreement contains the entire agreement of the parties relative to its subject, and shall not be waived, altered or rescinded except by a writing signed by the party to be charged therewith. This Agreement except where otherwise specifically stated shall be governed by and interpreted in accordance with the laws of the State of Minnesota. The parties hereto hereby consent to the jurisdiction of the state and federal courts located in the state of Minnesota in conjunction with any controversy related to this Agreement and waive any argument that venue in such forums is not convenient. Pronoun references shall be deemed to be of any number or gender relevant in the context. Paragraph captions are for convenience of reference and do not alter or limit the terms of this Agreement. The various terms of this Agreement are independent and severable and the invalidity or unenforceability of any of them shall not affect the remainder. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MERCURY WASTE SOLUTIONS, INC.

By ___________________________________________
   Brad J. Buscher, its Chief Executive Officer


U.S. ENVIRONMENTAL, INCORPORATED

By ___________________________________________
   Mark Edlund, its President